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                                                             Exhibit 11

                       PIONEER-STANDARD ELECTRONICS, INC.

                       CALCULATION OF EARNINGS PER SHARE
                   Years Ended March 31, 1994, 1993, and 1992

                                       1994           1993            1992
                                       ----           ----            ----
Primary

Weighted average Common
  Shares and Common
  Share equivalents
  outstanding                        10,078,682      9,188,512       8,204,623

Net income                          $19,676,000    $12,913,000      $5,327,000
                                    ===========    ===========      ==========

Earings per share                         $1.95          $1.41            $.65
                                                         =====            ====

Fully diluted

Weighted average Common
  Shares and Common
  Share equivalents
  outstanding                        10,112,512      9,221,018       8,279,137

Assumed conversion of 9%
  convertible debentures                 --            756,651       1,636,775
                                    -----------    -----------      ----------
Total                                10,112,592      9,977,669       9,915,912
                                    ===========    ===========      ==========

Net income                          $19,676,000    $12,913,000      $5,327,000


Add 9% convertible
  debenture interest,
  net of federal income
  tax effect                             --            399,000         865,000
                                    -----------    -----------      ----------
Total net income as
  adjusted                          $19,676,000    $13,312,000      $6,192,000
                                    ===========    ===========      ==========

Earnings per share                        $1.95          $1.33            $.63
                                          =====          =====            ====

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